FOR IMMEDIATE RELEASE                                             EXHIBIT 99.1

NATIONSBANK EARNINGS PER SHARE INCREASED 14%
IN FIRST QUARTER 1997

CHARLOTTE, NC, April 14, 1997 -- NationsBank earnings rose 38 percent to $709 million in the first quarter of 1997, versus $513 million in the year-ago quarter. Earnings per common share increased 14 percent to $.97, even after the issuance of new shares for the acquisition of Boatmen's Bancshares Inc.

"This quarter was marked by continued focus on productivity initiatives and substantial progress on the integration of the former Boatmen's franchise," said Hugh L. McColl Jr., chief executive officer. "Our company is generating substantial cash flows, which enhance our ability to invest in technology, our businesses and future opportunities."

First quarter 1997 results include the impact of several acquisitions completed in 1996 and early 1997, primarily the acquisition of Boatmen's Bancshares Inc. on Jan. 7, 1997. Quarterly growth comparisons reflect the impact of acquisitions in addition to internal growth.

Earnings Highlights (first quarter 1997 compared to first quarter 1996 operating
-------------------
results)
* Cash basis earnings (net income excluding amortization of intangibles) were $1.10 per common share, up 8 percent from $1.02 per share
* Tangible return on average tangible common shareholders' equity increased
  453 basis points to 26.38 percent, from 21.85 percent
* Net interest yield rose 40 basis points to 3.83 percent

Reported Earnings
-----------------
NationsBank earned $709 million in the first quarter of 1997. This represented a 38-percent increase over the $513 million earned in the first quarter 1996. Earnings per common share for the first quarter 1997 rose 14 percent to $.97, from $.85 per common share in the year-ago quarter (all per share figures were adjusted for a two-for-one stock split, which occurred on Feb. 27, 1997).
Return on average common shareholders' equity was 13.96 percent in the first quarter 1997, down from the year-ago quarter due primarily to the equity issued in the Boatmen's Bancshares Inc. acquisition.
Excluding a merger-related, after-tax charge of $77 million in the first quarter of 1996, operating net income and earnings per share for that quarter were $590 million and $.98, respectively.

Cash Basis Earnings
-------------------
Cash basis earnings exclude the amortization of intangibles, the majority of which is due to nearly $6.4 billion of intangibles resulting from the purchase of Boatmen's Bancshares Inc. in the first quarter of 1997. Cash basis earnings increased 31 percent to $810 million in the first quarter of 1997, or $1.10 per common share, from operating results (excluding merger-related charge) of $616 million, or $1.02 per common share, in the first quarter 1996. The tangible return on average tangible common shareholders' equity rose to 26.38 percent in the first quarter 1997, from the operating level of 21.85 percent in the year-ago quarter. In the year-ago quarter, reported cash basis results (including merger-related charge) were $539 million, or $.89 per common share, equaling a
19.14 percent tangible return on average tangible common shareholders' equity.

Net Interest Income
-------------------
In the first quarter of 1997, net interest income increased 25 percent to $1.98 billion. The growth was achieved through a 19-percent increase in average loans and leases and a 40-basis point expansion in the net interest yield. The continuing improvement in the net interest yield to 3.83 percent from 3.43 percent is the result of initiatives which improved both the yield and the composition of earning assets.

Noninterest Income
------------------
Noninterest income rose 26 percent to $1.11 billion in the first quarter of 1997.
This growth was attributable primarily to higher levels of income from deposit accounts and asset management and fiduciary service fees.

Efficiency
----------
In the first quarter of 1997, the cash basis efficiency ratio (excluding amortization of intangibles) held steady at 55.3 percent, compared to 55.4 percent in the first quarter 1996. Including the amortization of intangibles, the efficiency ratio was 58.6 percent in the first quarter 1997.

Credit Quality
--------------
Total nonperforming assets were $1.22 billion on March 31, 1997, or .82 percent of net loans, leases and factored receivables and other real estate owned, compared to .79 percent of net levels on March 31, 1996. The allowance for credit losses totaled $2.79 billion at quarter-end, equaling 265 percent of nonperforming loans, compared to $2.25 billion, or 268 percent one year earlier. In the first quarter of 1997, provision for credit losses was $190 million, covering net charge-offs of $184 million. Net charge-offs for the quarter equaled .50 percent of average net loans, leases and factored receivables, unchanged when compared to the first quarter 1996.

Capital Strength
----------------
Total shareholders' equity climbed to $20.7 billion on March 31, 1997. This represented 8.65 percent of period-end assets, compared to 6.97 percent at March 31, 1996. Book value per common share rose to $28.22 at the end of the first quarter 1997. In the first quarter of 1997, NationsBank repurchased approximately 41 million common shares, plus an additional 16 million common shares related to issuances for associate stock option plans and the conversion of a series of Boatmen's Bancshares Inc. preferred stock.

NationsBank Corporation, headquartered in Charlotte, N.C., is a bank holding company that provides financial products and services nationally and internationally to individuals, businesses, corporations, institutional investors and government agencies. NationsBank has primary retail and commercial banking operations in 16 states and the District of Columbia. As of March 31, 1997, NationsBank had total assets of $239 billion.


NATIONSBANK CORPORATION FINANCIAL HIGHLIGHTS

                                                       THREE MONTHS
                                                      ENDED MARCH 31
                                                     1997     1996(1)
    FINANCIAL SUMMARY
    (In millions except per-share data)

    Net income                                        $709      $513
      Earnings per common share                        .97       .85
      Fully diluted earnings per common share          .94       .84
    Cash basis earnings (2)                            810       539
      Cash basis earnings per share                   1.10       .89
      Cash basis fully diluted earnings
        per share                                     1.07       .88
    Average common shares issued                   730.413   600.558
    Average fully diluted common shares issued     752.391   610.945
    Price per share of common stock
      at period end                                $55.500   $40.063
    Common dividends paid                              245       174
    Common dividends paid per share                    .33       .29
    Preferred dividends paid                             4         4

    EARNINGS SUMMARY
    (Taxable-equivalent in millions)

    Net interest income                             $1,978    $1,584
    Provision for credit losses                       (190)     (155)
    Gains on sales of securities                        43        14
    Noninterest income                               1,113       885
    Other real estate owned income                       2         -
    Noninterest expense                             (1,810)   (1,512)

    Income before income taxes                       1,136       816
    Income taxes - including FTE adjustment*           427       303
    Net income                                        $709      $513

    *FTE adjustment                                    $28       $27

    AVERAGE BALANCE SHEET SUMMARY
    (In billions)

    Loans and leases, net                         $146.679  $123.282
    Managed loans and leases, net                  152.256   126.003
    Securities held for investment                   1.920     4.292
    Securities available for sale                   20.740    22.997
    Total securities                                22.660    27.289
    Earning assets                                 208.847   185.566
    Total assets                                   242.206   208.617
    Noninterest-bearing deposits                    30.327    23.209
    Interest-bearing deposits                      104.649    83.697
    Total deposits                                 134.976   106.906
    Shareholders' equity                            20.654    13.144
    Common shareholders' equity                     20.478    13.037


    OTHER FINANCIAL DATA

    Net interest yield                               3.83%     3.43%
    Return on average assets                         1.19       .99
    Return on average tangible assets                1.40      1.05
    Return on average common
      shareholders' equity                          13.96     15.71
    Return on average tangible common
      shareholders' equity                          26.38     19.14
    Total equity to assets ratio (period-end)        8.65      6.97
    Gross charge-offs (in millions)                  $251      $210
    Net charge-offs (in millions)                     184       155
      % of average loans, leases and
        factored accounts receivable, net             .50%      .50%
    Managed credit card net charge-offs as a
      % of average managed credit card receivables   6.09%     3.79%
    Efficiency Ratio                                58.56     56.44
    Cash basis efficiency ratio                     55.29     55.40

    (1) 1996 results included a merger-related charge of $118 million($77 million, net of tax, or $.13 per common share).
    (2) Cash basis earnings equal net income excluding amortization of intangibles.

                                                        MARCH 31
                                                    1997       1996
    BALANCE SHEET SUMMARY
    (In billions)

    Loans and leases, net                        $147.508   $123.169
    Securities held for investment                  1.836      4.104
    Securities available for sale                  20.010     17.771
    Total securities                               21.846     21.875
    Earning assets                                207.125    174.053
    Factored accounts receivable                    1.208      1.175
    Mortgage servicing rights                       1.194       .782
    Goodwill, core deposit
      and other intangibles                         8.566      1.814
    Total assets                                  238.958    194.375
    Noninterest-bearing deposits                   33.106     24.101
    Interest-bearing deposits                     103.701     85.521
    Total deposits                                136.807    109.622
    Shareholders' equity                           20.659     13.557
    Common shareholders' equity                    20.534     13.444
      Per common share (not in billions)            28.22      22.46

    Risk-based capital
      Tier 1 capital                              $13.523    $11.479
      Tier 1 capital ratio                          7.06%      7.35%
      Total capital                               $22.166    $18.280
      Total capital ratio                          11.58%     11.71%

    Leverage ratio                                  6.20%      6.19%

    Common shares issued (in millions)            727.575     598.636


    Allowance for credit losses                    $2.785      $2.253
    Allowance for credit losses
      as a % of net loans, leases
      and factored accounts receivable              1.87%       1.81%
    Allowance for credit losses
      as a % of nonperforming loans                264.82      267.71
    Nonperforming loans                            $1.051       $.841
    Nonperforming assets                            1.219        .985
    Nonperforming assets as a % of:
      Total assets                                   .51%        .51%
      Net loans, leases, factored accounts
        receivable and other real estate owned       .82         .79

    OTHER DATA

    Full-time equivalent headcount                 81,000     61,070
    Banking centers                                 2,634      2,005
    ATMs                                            5,739      2,946


    BUSINESS UNIT RESULTS - Three months ended March 31, 1997
    (in millions)

                         General Bank   Global Finance   Financial Services
                         ------------   --------------   ------------------
    Total revenue         $2,245  74%      $603  20%          $198   6%
    Net income               440  62%       162  23%            51   7%
    Return on average
     tangible equity         26%            17%                22%
    Average loans and
     leases, net         $96,855  66%   $41,706  28%        $8,303   6%